July 29, 2020	Registration Statement Nos. 333-236659 and 333-236659-01; Rule 424(b)(8)

JPMorgan Chase Financial Company LLC
Structured Investments

Auto Callable Contingent Interest Notes Linked to the Common Shares of NXP Semiconductors N.V. due October 21, 2021

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

Notwithstanding anything to the contrary set forth in the pricing supplement dated July 16, 2020 related to the notes referred to above (the “pricing supplement”), the Initial Value and the Interest Barrier / Trigger Value are as follows:

Initial Value: The closing price of one share of the Reference Stock on the Pricing Date, which was $121.13

Interest Barrier / Trigger Value: 65.00% of the Initial Value, which is $78.7345

CUSIP: 48132MUB5

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-10 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

Pricing supplement dated July 16, 2020:

http://www.sec.gov/Archives/edgar/data/0001665650/000121390020017908/s126376_424b2.htm

Product supplement no. 4-I dated April 8, 2020:
http://www.sec.gov/Archives/edgar/data/19617/000095010320007234/crt-dp125068_424b2.pdf

Prospectus supplement and prospectus, each dated April 8, 2020:
http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Amendment no. 1 to pricing supplement dated July 16, 2020 to product supplement no. 4-I dated April 8, 2020 and the prospectus and prospectus supplement, each dated April 8, 2020